EXHIBIT 99.1

Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie.reinsmidt@cblproperties.com

CBL RECEIVES AN INVESTMENT GRADE RATING
FROM S&P RATINGS SERVICES
CBL Awarded a BBB- Corporate Rating With a Stable Outlook

CHATTANOOGA, Tenn. (September 15, 2015) - CBL & Associates Properties, Inc. (NYSE: CBL), today announced that the Company was assigned a BBB- corporate rating by Standard & Poor’s Ratings Services (“S&P”) with a stable outlook. S&P also assigned a BBB- issue-level rating to CBL & Associates Limited Partnership's outstanding senior unsecured notes.

S&P indicated in their announcement that the rating reflects, “CBL's regionally dominant market position, its historically well-occupied asset portfolio (despite some weakness due to recent tenant bankruptcies), and its broad scope of operations with good tenant and geographic diversification.”

“We are extremely pleased to add the strength of an investment grade rating from S&P to our existing ratings from Moody’s and Fitch. The rating further enhances our access to the unsecured market and recognizes the significant improvements to our credit metrics over the past several years,” said Farzana Mitchell, CBL executive vice president and chief financial officer. “This announcement is another milestone towards our strategy of achieving greater flexibility to our balance sheet. Continuing these improvements remains a top priority as we create a more balanced financing structure, resulting in a lower cost of borrowing.”

More information regarding CBL’s rating assignment can be found in the S&P Ratings Services press release on its website at www.standardandpoors.com/ratingsdirect.

About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 147 properties, including 90 regional malls/open-air centers. The properties are located in 30 states and total 84.0 million square feet including 6.5 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

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CBL Achieves an Investment Grade Rating

September 15, 2015

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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